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                                                                    EXHIBIT 99.1

FOR MORE INFORMATION:
SUZANNE C. SHIRLEY
VP - INVESTOR & PUBLIC RELATIONS
(714) 751-7400



FOR IMMEDIATE RELEASE



                         COURT RULES THAT LAZARD FRERES'
                        STANDSTILL OBLIGATIONS TERMINATED



COSTA MESA, CALIFORNIA, DECEMBER 7, 1998 - ARV Assisted Living, Inc. [AMEX: SRS] announced today that the Superior Court of the State of California, County of Orange, issued an order in favor of Lazard Freres Real Estate Investors LLC on Lazard's cross-complaint against ARV, concluding that Lazard's standstill obligations under its stockholders agreement with ARV terminated as of April 1998. The effect of the judgment to be entered on the court's ruling is that Lazard will no longer be prohibited from acquiring more than 49.9% of ARV's Common Stock, or from soliciting mergers or similar transactions involving ARV or otherwise seeking control of ARV.

         On October 21, 1998, ARV's Board of Directors declared that a Termination Event had occurred on October 12, 1998. As a result of that Termination Event, Lazard's standstill obligations would have terminated on January 11, 1999, regardless of the court's decision. Also on October 21, 1998, the Board adopted an amendment to ARV's rights plan, whereby if Lazard becomes the owner of 50% or more of ARV's common stock, the rights of stockholders under the rights plan become exercisable.

         Founded in 1980, ARV is one of the largest providers of assisted living services in the nation, currently operating 64 communities containing approximately 8,000 units in 11 states. In addition, the company has seven properties in various stages of development.

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